Exhibit 10.1
FIRST AMENDMENT TO CREDIT AGREEMENT
This First Amendment to Credit Agreement (this “First Amendment”) is made as of the 4th day of March, 2011 by and among A.C. MOORE INCORPORATED, a Virginia corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the Borrowers party hereto (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party hereto, (iii) the Guarantors party hereto, (iv) Wells Fargo Bank, National Association, as successor to Wells Fargo Retail Finance, LLC, as administrative agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties, and (v) Wells Fargo Bank, National Association, successor to Wells Fargo Retail Finance, LLC, as collateral agent (in such capacity, the “Collateral Agent”) for its own benefit and the benefit of the other Credit Parties, in consideration of the mutual covenants herein contained and benefits to be derived herefrom. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.
WITNESSETH
WHEREAS, the Lead Borrower, the Borrowers, the Guarantors, the Lenders, the Administrative Agent and the Collateral Agent entered into a Credit Agreement dated as of January 15, 2009 (as amended, modified, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”); and
WHEREAS, the parties desire to amend the terms and conditions of the Credit Amendment as set forth herein.
NOW THEREFORE, it is hereby agreed as follows:
1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.	Amendment to Article I. the following definitions contained in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
“Applicable Margin” means:
From and after March 4, 2011 until the first Adjustment Date, the percentages set forth in Level I of the pricing grid below; and
On the first Adjustment Date, and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Excess Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided, further if any of the financial statements delivered pursuant to Section 6.01 of this Agreement or any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any such financial statements or Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

		LIBOR	Base Rate	Commitment
Level	Average Excess Availability	Margin	Margin	Fee Margin
I	Greater than or equal to 50%
	of the Loan Cap	2.25%	2.25%	0.50%
II	Less than 50% of the Loan
	Cap but greater than or
	equal to 25% of the Loan Cap	2.50%	2.50%	0.375%
III	Less than 25% of the Loan Cap	2.75%	2.75%	0.375%
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.
“Cash Dominion Event” means either (i) the occurrence and continuance of an Event of Default, or (ii) the failure of the Borrowers to maintain Availability in an amount equal to at least 30% of the then applicable Loan Cap for a period in excess of five (5) consecutive days, or (iii) the failure of the Borrowers, at any time, to maintain Availability in an amount equal to at least 20% of the then applicable Loan Cap. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (a) so long as such Event of Default has not been waived, and/or (b) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until the Borrowers maintain Availability in an amount equal to at least 30% of the then applicable Loan Cap for forty-five (45) consecutive days, in which case such Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for forty-five (45) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) previous occasion(s) after March 4, 2011.
“Maturity Date” means March 4, 2016.
3.	Amendment to Article I. The definition of “Change of Control” contained in Section 1.01 of the Credit Agreement is hereby amended by the addition of the following at the end thereof:
Notwithstanding the foregoing, (i) if any “person” or “group” acquires an “option right” described in the preceding clause (a), or, (ii) any Person or two or more Persons acting in concert enter into (but do not consummate) any contract or arrangement described in the preceding clause (c), in either case described in (i) or (ii) above, in order to effect a Strategic Alternatives Transaction in cooperation with the Loan Parties, the same will not, in and of itself, constitute a Change of Control.
4.	Amendment to Article I. The definition of “Material Adverse Effect” contained in Section 1.01 of the Credit Agreement is hereby amended by the addition of the following at the end thereof:
The Administrative Agent and the Lenders acknowledge that none of the following events, individually or in combination with one another, will, in and of themselves, result in, or be deemed to constitute, a Material Adverse Effect: (a) the Loan Parties’ announcement of a Strategic Alternatives Transaction or any development related to any potential Strategic Alternatives Transaction, (b) the Loan Parties’, or any of their Subsidiaries’, entry into any Contractual Obligation in order to effect a Strategic Alternatives Transaction (or the performance by any Loan Party or Subsidiary of its obligation thereunder), to the extent that such Contractual Obligation is permitted under Section 7.04, and (c) a decline in the price (or a change in the trading volume) of the Parent’s common stock.
5.	Amendment to Article I. The following definition is hereby added to Section 1.01 of the Credit Agreement in alphabetical order therein:
“Strategic Alternatives Transaction” means any transaction or series of related transactions in which Parent or the Lead Borrower (a) reclassifies its Equity Interests or issues Equity Interests in connection with an actual or intended Change of

Control, (b) effects a Change of Control, (c) effects a Disposition or conditional sale of more than 50% of its property, assets or business, (d) merges or consolidates with or into another Person, or recapitalizes or (e) creates a purchase option, call or similar right with respect to more than 5% of its securities in connection with an actual or intended Change of Control.
6.	Amendment to Article VII. Section 7.04 of the Credit Agreement is hereby amended by the addition of the following new paragraph at the end thereof:
Notwithstanding anything to the contrary contained in the Credit Agreement or the other Loan Documents (including, without limitation, Sections 5.13, 7.01, 7.02, 7.04, 7.05 and 8.01(n)), any Loan Party, and any Subsidiary of any Loan Party, may enter into, and perform its obligations under, any Contractual Obligation in order to effect a Strategic Alternatives Transaction, it being agreed that the consummation of any such Strategic Alternatives Transaction is subject to satisfaction of the terms of the proviso set forth immediately below; provided, however, that nothing contained herein shall constitute the Required Lenders consent to the consummation of a Strategic Alternatives Transaction, it being agreed that, in order to consummate a Strategic Alternatives Transaction, such Loan Party or Subsidiary shall either (A) obtain the Required Lenders’ prior written consent to such consummation, or (B) cause the following conditions to be satisfied prior to, or concurrently with, such consummation: (i) the Aggregate Commitments shall have been terminated, (ii) all of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted and any Other Liabilities which are not by their terms then due and payable provided that the Agents shall have received such indemnities and collateral security as they shall have required in accordance with the terms of Section 10.11 of the Credit Agreement) shall have been paid in full in cash, (iii) all L/C Obligations shall have been reduced to zero (or fully Cash Collateralized or supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Administrative Agent), and (iv) any obligation of the Administrative Agent to endeavor to cause the L/C Issuer to issue Letters of Credit under the Credit Agreement shall have been terminated (and the Administrative Agent and the L/C Issuer will cooperate with the Loan Parties to accomplish such termination if requested by the Loan Parties).
7.	Conditions to Effectiveness. This First Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:
(a) This First Amendment shall have been duly executed and delivered by the Borrowers, the Guarantors, the Administrative Agent, the Collateral Agent and the Lenders. The Administrative Agent shall have received a fully executed copy hereof and of each other document required hereunder.
(b) No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the execution of this First Amendment.

(c) The Borrowers and the Guarantors shall have executed and delivered to the Administrative Agent a fee letter dated as of March 4, 2011, and paid all amounts required to be paid thereunder.
8.	Miscellaneous.
(a) Except as provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm (i) that all of the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects on the date hereof (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), and (ii) all covenants therein contained.
(b) This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, shall be an original, and all of which together shall constitute one instrument.
(c) This First Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.
(d) By executing this First Amendment, the undersigned Guarantors hereby consent to the First Amendment to Credit Agreement and acknowledge that their Facility Guaranty remains in full force and effect.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and their seals to be hereto affixed as the date first above written.

Borrowers: A.C. MOORE INCORPORATED as Lead Borrower and a Borrower
By:	/s/
Name:	Rodney Schriver
Title:	Vice President

Guarantors: A.C. MOORE ARTS & CRAFTS, INC.
By:	/s/
Name:	Rodney Schriver
Title:	Vice President

MOORESTOWN FINANCE, INC.
By:	/s/
Name:	Rodney Schriver
Title:	Vice President

BLACKWOOD ASSETS, INC.
By:	/s/
Name:	Rodney Schriver
Title:	Vice President

Signature Page to First Amendment to Credit Agreement

Agents: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent
By:	/s/
Name:	Michele L. Ayou
Title:	Authorized Signatory

Lenders: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and Swing Line Lender
By:	/s/
Name:	Michele L. Ayou
Title:	Authorized Signatory

Signature Page to First Amendment to Credit Agreement